Exhibit 23.1


             Consent of KPMG Peat Marwick LLP, Independent Auditors



The Board of Directors
LightPath Technologies, Inc.


We consent to incorporation by reference in the registration statements (No.'s 333-23511 and 333-23515) on Form S-8 of LightPath Technologies, Inc. of our report dated August 11, 1998, except for Note 15 which is as of September 9, 1998, relating to the balance sheets of LightPath Technologies, Inc. as of June 30, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the June 30, 1998, annual report on Form 10-KSB of LightPath Technologies, Inc..

Our report dated August 11, 1998, except for Note 15 which is as of September 9, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is dependent on external sources of capital, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                           KPMG Peat Marwick LLP


Albuquerque, New Mexico
September 9, 1998